Exhibit 10.1

COOPERATION

AND TRANSITION AGREEMENT

THIS COOPERATION AND TRANSITION AGREEMENT (“Agreement”) is between Power Solutions International, Inc. (“Company”) and Daniel P. Gorey (“Employee”).

RECITALS

A. Employee has been employed by the Company as its Chief Financial Officer (“CFO”) since July 18, 2011 and has performed the normal duties of a CFO since that time.

B. Company and Employee have determined that it is in both party’s best interests for Employee to retire from active employment with the Company on October 19, 2015 after helping to transition in a new CFO for the Company.

C. The Company and Employee therefore desire to set forth the terms of Employee’s transition from the Company and of all matters and issues relating directly or indirectly to Employee’s employment with the Company and Employee’s retirement, and have arrived at a compromise of all such matters in this Agreement.

AGREEMENTS

1. Acknowledgment of Full Compensation. Employee acknowledges and agrees that Employee has received from the Company and its related entities all salary, fringe benefits (including without limitation by enumeration vacation pay, expense reimbursement, and retirement plan contributions) and all other compensation and benefits owed by the Company to Employee through and including September 30, 2015.

2. Transition Payments. Conditioned upon (a) Employee’s execution of this Agreement and provided that Employee complies with his transition and post-employment obligations under this Agreement, the Company shall pay Employee the following: 1. Employee shall stay employed until October 19, 2015 and have full benefits and salary until such time. Following Employee’s retirement on October 19, 2015, Company shall pay Employee an additional two months of salary ($50,000) paid through normal Company payroll on a bi-weekly basis with normal deductions withheld; 2. Vesting of any Restricted Shares, as set forth in paragraph 3 below, that have not become Vested Shares prior to November 30, 2015 (hereinafter, the “Transition period”); 3. Company health benefit continued coverage for 18 months after the end of the Transition period at current employee contribution rates (with COBRA coverage to commence thereafter); 4. Reimbursement of reasonable attorney’s fees, not to exceed $2,000.00, for your lawyer to review this Agreement; and 5. In the sole discretion of Company, Employee may be eligible for an additional month of salary and potential bonus consideration for 2015. Such determination will be made at the time all bonus consideration is made for Company employees at year end.

3. Vesting of Restricted Shares. Pursuant to the Power Solutions International, Inc. Restricted Stock Agreement (attached hereto as exhibit A), effective June 13, 2013, the Company granted to Employee three thousand three hundred thirty three (3,333) shares of

Restricted Stock with 1,111 Restricted Shares vesting or to vest on June 17, 2014, June 17, 2015 and June 17, 2016 respectively. As of the date of this Agreement, Employee has 1,111 Restricted Shares which have not vested and pursuant to Section 4.b. of the Restricted Stock Agreement would be forfeited to the Company upon his retirement prior to June 17, 2016.

The Parties hereto have agreed to amend the Restricted Stock Agreement to vest on November 30, 2015 the 1,111 Restricted Shares that were to vest on June 17, 2016 to avoid a forfeiture of Employee’s remaining Restricted Shares. As such, Paragraph 3 of the Restricted Stock Agreement is hereby amended to change the vesting schedule for the remaining 1,111 Restricted Shares for the June 17, 2016 vest to November 30, 2015 subject to the terms and conditions of this Agreement. All other terms and conditions of the Restricted Stock Agreement not changed, amended or modified through this Agreement shall remain unchanged and in full force and effect (other than those relating to any continued employment requirement to vest in the remaining 1,111 shares).

4. Confidentiality and Non-Disclosure. Employee agrees that this Agreement, and its terms and provisions, are strictly confidential and shall not be divulged or disclosed in any way to any person other than Employee’s spouse, legal counsel, or tax advisor for a period of one year after Employee’s retirement. Should Employee choose to divulge the terms and conditions of this Agreement to Employee’s spouse, legal counsel, or tax advisor, Employee shall ensure that they will be similarly bound to keep the same confidential. A breach of this paragraph by Employee’s spouse, legal counsel, or tax advisor shall be considered a breach of this paragraph by Employee.

5. Release. For valuable consideration from the Company as stated above, Employee, for Employee and Employee’s heirs, personal representatives, successors and assigns, hereby releases all claims of whatever nature that Employee may have against the Company, its Company Affiliates and each of their respective officers, directors, members, managers, partners and shareholders (collectively “Releasees”), which arise out of or are in any manner based upon or related to the employment relationship between Employee and the Company, and the end of that relationship; provided, however, that this Agreement will not prevent any party from asserting a claim against the other party for breach of this Agreement.

Without limitation to the foregoing, Employee specifically releases, waives and forever discharges the Releasees from and against all liabilities, claims, actions, demands, damages and costs of every nature, whether known or unknown, asserted or unasserted, which arise under the Illinois Fair Employment Act, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the Americans With Disabilities Act, as amended; Section 1981 of U.S.C. Title 42; National Labor Relations Act, Employee Retirement Income Security Act of 1974; the Equal Pay Act; state or federal parental, family and medical leave acts; or arising under any other local, state or federal statute, ordinance, regulation or order, or which involve a claim or action for wrongful discharge, breach of contract (express or implied) and/or any other tort or common law cause of action.

6. No Limitation of Rights. The waiver and release in paragraph 5 does not affect those rights or claims that arise after the execution of this Agreement. Nor does the waiver and release affect those rights or claims that cannot be waived by law. While nothing contained in this Agreement shall be interpreted to prevent the United States Equal Employment Opportunity Commission (“EEOC”) from investigating and pursuing any matter which it deems appropriate, Employee understands and agrees that, by signing this Agreement, Employee is waiving any and all rights Employee may have to reinstatement, damages, remedies, costs, attorney’s fees or other relief as to any claims Employee has released and any rights Employee has waived as a result of Employee’s execution of this Agreement. The Company’s directors and officers agree to maintain a positive and constructive attitude and demeanor towards Employee and agree to refrain and admonish Company’s employees and agents to refrain from making derogatory comments or statements of a negative nature about Employee to anyone, including, but not limited to, prospective employers.

7. Non-Disparagement/Transition Protocol. Employee agrees to maintain a positive and constructive attitude and demeanor towards the Company, its directors, officers, shareholders, employees and agents, and agrees to refrain from making derogatory comments or statements of a negative nature about the Company, its directors, officers, shareholders, employees and agents, to anyone, including, but not limited to, prospective, current and former Company investors, stockholders, analysts, banking relationships, customers, employees, suppliers, vendors, accounting and legal firms and referral sources. Nothing contained in this paragraph shall be construed to prohibit Employee from providing truthful testimony in any administrative, state or federal proceeding or cooperating in an investigation conducted by the EEOC. The Company’s directors and officers agree to maintain a positive and constructive attitude and demeanor towards Employee and agree to refrain and to admonish Company’s employees and agents to refrain from making derogatory comments or statements of a negative nature about Employee to anyone, including but not limited to, prospective employers.

Employee understands and affirms that the Transition payments and consideration stated in Section 3 of this Agreement are predicated on Employee strictly complying with the obligations contained herein. To help clarify the expectations of both parties as to Employees role and responsibilities under this Section 7 the following conduct protocol shall be followed:

1.	Employee agrees that he will cooperate in announcing his retirement from the Company and that the decision to retire was a mutual one.

2.	Between the Effective Date and the press release announcing Employee’s retirement currently targeted for October 5, 2015, Employee shall answer all inquiries with an announcement that he is on vacation until October 10th and that all inquiries will be handled by Eric Cohen in his absence. Employee shall put the fact that he is on vacation on both his Cell phone and email with appropriate forwarding information. Should Employee be asked any other questions he will respond that he is on vacation and that the Company is in a blackout period and that he is not at liberty to discuss non-public information, including but not limited to his continued relationship or employment with the Company. All other comments or statements made by Employee, orally or in writing will be in compliance with this this Section 7.

3.	On the day of the press release announcing Employee’s retirement, Employee will make himself available at the Company to work with Eric Cohen to reach out to key investors and answer calls concerning investor inquiries. Employee’s main role in these calls will be to affirm his retirement and the transition to a new CFO.

4.	On the day that Employee comes in to handle press release, Employee will also work with the finance team to close up any loose ends for his retirement.

5.	After his Retirement, Employee shall not answer any questions on behalf of the Company, but instead reiterate that he is retired and all questions and comments are now being handled by the new CFO and Eric Cohen.

8. Return of Company Property. Employee represents and agrees that Employee has returned any and all Company records and files and any copies thereof (whether in electronic or paper form), keys, keyless entry cards, documents, confidential or proprietary information, computer equipment, CDs, computer software programs, vehicles, credit cards and any other property owned by or belonging to the Company in Employee’s possession or under Employee’s control without any originals or copies being kept by Employee or conveyed to any other person. Employee also agrees to cooperate with any request by the Company to review the Employee’s personal electronic device(s) for purposes of removing any Company data.

9. Binding Agreement. This Agreement shall be binding upon the Company, its Company Affiliates and each of their respective officers, directors members, managers and partners, as well as upon Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors, successors and assigns.

10. Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Any controversy between Company and Employee arising under or relating to this Agreement shall be determined by the Circuit Court of DuPage County, Illinois and agree not to present any such controversy to any other court or forum.

11. Severability. It is understood and agreed that the provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions herein shall not affect the validity and enforceability of the other provisions herein.

12. Complete and Exclusive Agreement. The parties understand and agree that this Agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions of settlement, that no representations or commitments were made by the parties to induce this Agreement other than as expressly set forth herein and that this Agreement is fully understood by the parties. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by the party against whom enforcement is sought.

13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Signatures to this Agreement transmitted by facsimile, by electronic mail in portable document format (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

14. Acknowledgment. The undersigned parties acknowledge and agree that they have carefully read the foregoing document, that a copy of the document was available to them prior to execution, that they understand its contents including its release of claims, that they have been given the opportunity to ask any questions concerning the Agreement and its contents, and have signed this Agreement as their free and voluntary act.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

EMPLOYEE MAY REVOKE THE AGREEMENT FOR ANY REASON FOR A PERIOD OF SEVEN (7) DAYS AFTER THE DATE THE AGREEMENT IS EXECUTED BY BOTH PARTIES (THE “REVOCATION PERIOD”). ANY REVOCATION MUST BE IN WRITING AND SHOULD STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION SHOULD BE PERSONALLY DELIVERED OR MAILED TO WILLIAM BUZOGANY AT POWER SOLUTIONS INTERNATIONAL, INC., 201 MITTEL DR. WOOD DALE IL 60191. A REVOCATION FORWARDED BY MAIL MUST BE POSTMARKED BY A DATE WITHIN THE REVOCATION PERIOD. THE AGREEMENT IS NOT EFFECTIVE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

IN WITNESS WHEREOF, the parties herein executed this Separation Agreement and General Release as of the date appearing next to their signatures.

Power Solutions International, Inc.

Date:	October 4, 2015	By:	Eric A. Cohen

		Its:	Chief Operating Officer

Date:	October 3, 2015	/s/ Daniel P. Gorey
Daniel P. Gorey

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